Exhibit 10.61

AWARD AGREEMENT

This Award Agreement (this “Agreement”), is made effective as of [●], between Teva Pharmaceutical Industries Limited (the “Company”) and [●] (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Company’s 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).

Pursuant to Sections 5 and 8 of the Plan, the Company hereby grants to the Participant as of the Grant Date (as defined below) the number of Options and Performance Share Units (“PSUs”) (Options and PSUs are collectively and individually referred to herein as “Awards”) set forth below, subject to the terms and conditions contained herein and in the appendices attached hereto, as well as the terms and conditions of the Plan, which are incorporated herein in their entirety.

Total Fair Value of Award:	$[●]

Fair Value of each Option:	$[●]

Fair Value of each PSU:	$[●]

Options Granted:	[●], which represents approximately fifty percent (50%) of the Total Fair Value of Award divided by the Fair Value of each Option, calculated as follows: the difference between (x) the Total Fair Value of Award and (y) the product of (i) the Fair Value of each PSU and (ii) the Target Number of PSUs Granted, divided by the Fair Value of each Option, and the result is rounded up to the nearest whole number.

Target Number of PSUs Granted:

[●], which represents approximately fifty percent (50%) of the Total Fair Value of Award divided by the Fair Value of each PSU rounded down to the nearest whole number.

The Target Number of PSUs Granted represents the number of PSUs that would be earned, subject to vesting, if the Company were to achieve the target level of the PSU Performance Objectives during the PSU Performance Period. The number of PSUs earned, if any, is subject to increase or decrease based on the Company’s actual achievement of the PSU Performance Objectives during the PSU Performance Period and may range from zero to one hundred fifty percent (0% to 150%) of the Target Number of PSUs Granted.

Grant Date:	[●]

Vesting of First Third ( 1⁄3) of Options Granted:	Second Anniversary of the Grant Date.

Vesting of Second Third ( 1⁄3) of Options Granted:	Third Anniversary of the Grant Date.

Vesting of the Balance of Options Granted:	Fourth Anniversary of the Grant Date.

Option Exercise Price:	$[●], the Fair Market Value per Share on the Grant Date.

Option Expiration Date:	Tenth Anniversary of the Grant Date.

PSU Performance Period:	12:00 A.M., January 1, [●] - 12:00 A.M., January 1, [●].

PSU Performance Objectives:

•  Operating Profit Performance Objective - Achievement of non-GAAP operating profit target for the PSU Performance Period. The non-GAAP operating profit target will be cumulative for the PSU Performance Period and will include the non-GAAP operating profit target for 2016 that will be approved by the Board and communicated to the Participant following such approval, as well as the non-GAAP operating profit targets for 2017 and 2018, which will be based on the 2017-2018 LRP that will be approved by the Board and communicated to the Participant following such approval. For purposes hereof, “non-GAAP operating profit” is defined as non-GAAP operating profit as reported in the Company’s audited financial statements, subject to adjustment for currency fluctuations; and

•  Net Revenue Performance Objective - Achievement of net revenue target for the PSU Performance Period. The net revenue target will be cumulative for the PSU Performance Period and will include the net revenue target for 2016 that will be approved by the Board and communicated to the Participant following such approval, as well as the net revenue targets for 2017 and 2018, which will be based on the 2017-2018 LRP that will be approved by the Board and communicated to the Participant following such approval. For purposes hereof, “net revenue” is defined as net revenue as reported in the Company’s audited financial statements, subject to adjustment for currency fluctuations;

such that the arithmetic mean of the percentage of achievement of the Operating Profit Performance Objective and the percentage of achievement of the Net Revenue Performance Objective shall equal the percentage of achievement of the PSU Performance Objectives.

The number of PSUs earned, if any, subject to vesting (“Earned PSUs”), will be determined based on the achievement of the PSU Performance Objectives for the PSU Performance Period, in accordance with the following table:

Earned PSUs:	Achievement Level	Percentage Achievement of PSU Performance Objectives	Applicable Earning Percentage
	Below Threshold	<90%	0%
	Threshold	90%	0%
	Target	100%	100%
	Maximum	120%	150%
	Above Maximum	>120%	150%

Linear interpolation shall be used to determine the Applicable Earning Percentage between Achievement Levels. The number of Earned PSUs shall be determined by multiplying the Target Number of PSUs Granted by the Applicable Earning Percentage.

Any PSUs that do not become Earned PSUs based on performance during the PSUs Performance Period shall not be eligible to vest pursuant to this Agreement and shall immediately be forfeited to the Company for no consideration upon expiration of the PSU Performance Period.

Vesting of PSUs:	Third Anniversary of the Grant Date.

Settlement of Vested, Earned PSUs:	Upon vesting, Earned PSUs shall be settled by delivering one Share for each Earned PSU that vested as soon as practicable following the vesting date.

1.	Options.

(A)    Grant of Options. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the number of Options as set forth in the table above to purchase an equal number of Shares.

(B)    No Obligation to Exercise Options. The grant and acceptance of Options pursuant to this Agreement do not impose any obligation on the Participant to exercise them.

2.	Performance Share Units.

(A)    Grant of PSUs. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the Target Number of PSUs Granted as set forth in the table above.

(B)    No Issuance at Grant. No Shares shall be issued or delivered to the Participant at the time the PSUs are granted.

(C)    Determination of the Earned PSUs. The Human Resources and Compensation Committee (the “Committee”) and the Board shall have the sole authority to determine the level of achievement of the PSU Performance Objectives and to calculate the number of Earned PSUs, and shall do so as soon as practicable following the completion of the PSU Performance Period as set forth in the table above.

(D)    Adjustment of PSU Performance Objectives. The Committee and the Board shall have the discretion to adjust (increase or decrease) the PSU Performance Objectives and their relative weights as set forth in the table above if one or more of the following items of gain, loss, profit or expense, having a material impact on the PSU Performance Objectives, is: (i) determined to be extraordinary, unusual or non-recurring in nature; (ii) related to changes in accounting principles under GAAP or tax laws; (iii) related to currency fluctuations; (iv) related to productivity initiatives or new business initiatives; (v) related to discontinued operations that do not qualify as a segment of business under GAAP; or (vi) attributable to the business operations or assets of any entity acquired or licensed by the Company during the fiscal year, to the extent the Committee or the Board, as applicable, determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits of the PSUs or if such adjustments were reflected in the Company’s public non-GAAP financial results.

3.	Other Provisions.

(A)    Vesting. The Awards granted hereunder shall vest and become exercisable or settle, as the case may be, as set forth in the table above.

(B)    Termination of Employment. In addition to the provisions of the Plan related to the treatment of Options and Performance Awards upon Termination, as applicable, the Company’s Qualifying Retirement and Qualifying Termination Policy as in effect on the Grant Date is incorporated herein by reference and made a part hereof.

(C)    Withholding. The Company or the Employer, or a third party holding Awards on behalf of the Participant, shall have the right to make all payments or distributions pursuant to this Agreement to the Participant net of any applicable taxes, fees or other required deductions, such as, but not limited to, income taxes, capital gains taxes, social security premiums, and custody fees, trustee charges, fees for exercise and/or transfer of any Award or its underlying Share payable by the Participant or required to be paid or withheld as a result of the exercise of an Option, the settlement of a PSU, the delivery of a Share or its transfer, and any other event occurring pursuant to the Plan or this Agreement, that necessitates the withholding of income, employment or capital gains taxes or any other required deductions or payments (hereinafter referred to as “Taxes”). The Company or the Employer, may withhold from wages or other amounts payable to the Participant such Taxes as may be required by law or otherwise payable by the Participant, or to otherwise require the Participant to pay such Taxes.

(D)    Other Effective Documents; Other Agreements. The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In case of contradiction between the terms of this Agreement and/or its appendices and/or the Plan, it is agreed that the terms of the Plan shall prevail over the terms of this Agreement and any appendix, and that the terms of any appendix shall prevail over the terms of this Agreement. The Participant agrees to (i) execute and become a party to the agreements set forth in any appendix attached hereto, and (ii) the terms of an Award administration framework agreement and its terms and conditions, as may be set forth in an appendix or as requested by the Company or the Employer in the future, and shall also agree to such agreement in writing.

(E)    Clawback/Recoupment Policy. By signing this Agreement, the Participant grants the Employer a power of attorney to deduct from any payments due to the Participant by the Employer, any amounts owed by him under Section 21(e) of the Plan, in accordance with applicable law.

(F)    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

(G)    Governing Law. This Agreement (including, for the avoidance of doubt, any appendices attached hereto) shall be construed and interpreted in accordance with the local laws of country where the Participant is or was last employed by the Employer without giving effect to the principles of the conflicts of laws thereof.

(H)    Entire Agreement; Modification. This Agreement (together with any appendices attached hereto) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended, or rescinded only by a written agreement executed by both parties.

(I)    Counterparts; Electronic Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signature of this Agreement, unless otherwise stipulated in any appendix, may be by electronic or digital means.

I acknowledge that I have read this Agreement and all appendices and I